FOR IMMEDIATE RELEASE

Chip Rossi Appointed to Artesian Resources Board of Directors

Newark, DE, July 1, 2025 – Artesian Resources Corporation (Nasdaq: ARTNA), a leading provider of water and wastewater services in the Delmarva region, which includes operations in Delaware, Maryland and Pennsylvania, is pleased to announce the appointment of Salvatore J. “Chip” Rossi to its Board of Directors.  Mr. Rossi is an experienced financial expert with extensive knowledge in risk management.
Mr. Rossi recently retired from Bank of America, one of the world’s leading financial services companies, where he was president of Bank of America Delaware and the head of Bank of America’s Prepaid Card Unemployment Programs. He joined Bank of America in 1989 and prior to his most recent role, held the position of Global Compliance and Operational Risk Operations executive at the Bank.  Previously he was the Bank’s Consumer and Global Wealth & Investment Management Chief Risk Officer. Mr. Rossi played a key role in linking clients, colleagues, and communities to the full capabilities of Bank of America’s franchise, fostering integration across eight lines of business. He also spearheaded initiatives to deploy resources in support of economic mobility and the development of strong, resilient communities.
“Chip’s background in financial management and risk oversight well positions him as a new independent member of our Board of Directors and financial expert on the Audit Committee,” said Nicki Taylor, Chair, President and CEO of Artesian. “Additionally, his understanding of the Delaware community will provide valuable insights as Artesian continues to grow its water and wastewater services throughout the state.”
Mr. Rossi serves on the boards of Delaware State University, ChristianaCare, The Grand Opera House and REACH Riverside. He is also a member of the Delaware State Chamber Board of Governors and the Delaware Business Roundtable.
“I am so pleased to be joining the Artesian team, as for 120 years they have provided high quality water services to Delawareans.  I look forward to working with the Board and the Artesian management team as they continue to grow and provide important water and wastewater services throughout our state,” said Chip Rossi.
About Artesian Resources
Artesian Resources Corporation operates as a holding company of wholly owned subsidiaries offering water and wastewater services, and other related core services, on the Delmarva Peninsula. Artesian Water Company, the principal subsidiary, is the oldest and largest regulated water utility on the Delmarva Peninsula, providing water service since 1905. Artesian supplies 9.5 billion gallons of water per year through 1,491 miles of water main to over a third of Delaware residents.

Contact:
Virginia Eisenbrey
Communications
(302) 453-6900
veisenbrey@artesianwater.com